Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Restructures Operations and Reduces Ongoing Expenses

Watertown, MA (November 24, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the blood supply by pathogen reduction, today announced a restructuring of operations leading to a significant reduction in ongoing operating expenses. The restructuring comes as a result of the recent decision to halt enrollment in the Phase III chronic trial of the INACTINE™ Pathogen Reduction System for red blood cells based on a recommendation from an independent Data Safety Monitoring Committee (“DSMC”). The restructuring includes an immediate reduction in the Company’s headcount by 50% which was put into effect on Friday, November 21. Further spending reductions are being evaluated.

“The decision to halt the chronic study has triggered an intensive review of our spending,” said John Barr, President and CEO of Vitex. “Our goal is to reduce our burn rate by approximately 50% from its previous level to approximately $3 million per quarter. This spending would support the ongoing Phase III acute transfusion study in a surgical trial setting while we evaluate the recommendation by the DSMC and work to secure additional funding.”

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.